Exhibit 10.15

FIRST AMENDMENT TO CONSTRUCTION LOAN AGREEMENT

This First Amendment to Construction Loan Agreement is dated as of the 29th day of July, 2002, and is by and between DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company (“BORROWER”) and FIRST NATIONAL BANK OF OMAHA (“BANK”), a national banking association established at Omaha, Nebraska.

WHEREAS, BANK and BORROWER executed a Construction Loan Agreement dated September 25, 2000 (the Construction Loan Agreement is herein called the “AGREEMENT”); and

WHEREAS, the parties desire to restructure the OBLIGATIONS of the BORROWER represented by the TERM NOTE.

Now, therefore, for valuable consideration, receipt and adequacy of which is acknowledged, the parties agree as follows:

1.             All capitalized terms herein that are not otherwise defined shall have the meanings assigned to them in the AGREEMENT.

2.             The existing balance on the TERM NOTE is $24,149,653.36. On execution hereof, said balance will be paid by two new promissory notes, hereafter called “TERM NOTE 2” and “TERM NOTE 3”.

3.             TERM NOTE 2 will be in the amount of $14,526,016.48 and will be in the form of Exhibit A, attached hereto and by this reference made a part hereof.

4.             TERM NOTE 3 will be in the amount of $9,623,636.88 and will be in the form of Exhibit B, attached hereto and by this reference made a part hereof.

5.             BORROWER agrees to pay a restructure fee in the amount of $96,236.37 on execution hereof.

6.             Paragraph 6.1.3 of the AGREEMENT is hereby amended, effective immediately, to read as follows:

6.1.3        The BORROWER will provide the BANK concurrently with the financial statements required above in Paragraph 6.1.1, a certificate in the form of Exhibit C that has been signed by a manager of BORROWER, which:  1) certifies that the statements have been accurately prepared in accordance with GAAP applied consistently; 2) certifies that the manager has no knowledge of any EVENT OF DEFAULT under this AGREEMENT or the LOAN DOCUMENTS, or of any event which would, after the lapse of time or the giving of notice, or both, constitute an event of default under this AGREEMENT or the LOAN DOCUMENTS.

7.             Paragraph 6.4.11 of the AGREEMENT is hereby amended, effective immediately, to read:

6.4.11      Make, or commit to make, capital expenditures (including the total amount of any capital leases) in an aggregate amount exceeding $500,000.00 in any single fiscal year.

8.             Paragraph 6.4.12 of the AGREEMENT is hereby amended, effective immediately, to read:

6.4.12      Make or pay, without the written consent of BANK, which written consent will not be unreasonably withheld, in any fiscal year distributions to members of the BORROWER in excess of 80% of EXCESS CASH FLOW or which would result in the BORROWER at the time of such distribution not being in compliance with any of the covenants set forth in this AGREEMENT after payment of such distribution. Provided, however, BORROWER may make distributions to members of BORROWER up to four times per year without BANK’s consent, so long as BORROWER is in compliance with all other covenants of this AGREEMENT and retains a minimum of$ 1,000,000.00 of cash availability following any of such distributions.

9.             BORROWER certifies by its execution hereof that the representations and warranties set forth in Section 5.1 of the AGREEMENT are true as of this date, and that no EVENT OF DEFAULT under the AGREEMENT, and no event which, with the giving of notice or passage of time or both, would become such an EVENT OF DEFAULT, has occurred as of this date.

10.           Except as amended hereby, the parties ratify and confirm as binding upon them all of the terms of the AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their respective officers or managers thereunto duly authorized. as of the date first above written.

Dakota Ethanol, L.L.C.		First National Bank of Omaha

By:	/s/ Doug Van Duyn	By:	/s/ Brian D. Thome
	Doug Van Duyn		Brian D. Thome
Chairman of the Board of Governors		Commercial Loan Officer

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Exhibit A

TERM NOTE 2

Note Date: July 29, 2002	$14,526,016.48

Maturity Date:  September 1, 2011

FOR VALUE RECEIVED, DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Fourteen Million Five Hundred Twenty Six Thousand Sixteen and forty-eight hundredths Dollars ($14,526,016.48), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This promissory note is executed pursuant to a Construction Loan Agreement (“CONSTRUCTION LOAN AGREEMENT”) between BORROWER and BANK dated as of September 25, 2000, as it may have been amended, from time to time. This promissory note is a modification or substitution for the TERM NOTE described therein. All capitalized terms not otherwise defined in this note shall have the meanings provided in the CONSTRUCTION LOAN AGREEMENT.

INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue at a rate of nine (9%) percent per annum. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

REPAYMENT TERMS. BORROWER will pay equal quarterly payments of $581,689.91, representing amortized interest and principal, commencing October 1, 2002, with the principal being amortized over a period of nine years. Any remaining principal balance, plus any accrued but unpaid interest, shall be fully due and payable on September 1, 2011.

PREPAYMENT. The BORROWER may prepay this promissory note in full or in part at any time. Provided, however, a condition of any prepayment is that a fee shall be paid to BANK sufficient to make BANK whole for any expenses related to breaking fixed interest rates. Each prepayment may be applied in inverse order of maturity or as the BANK in its sole discretion may deem appropriate. Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full. It may be the case that BANK and BORROWER have set forth a manner of calculating such breakage fees in a written form.

ADDITIONAL TERMS AND CONDITIONS. The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

DAKOTA ETHANOL, L.L.C.

By:	/s/ Doug Van Duyn
Doug Van Duyn
Chairman of the Board of Governors

STATE OF SOUTH DAKOTA	)
) ss.
COUNTY OF LAKE	)

                On this 31st day July, 2002, before me, the undersigned, a Notary Public, personally appeared Doug Van Duyn, Chairman of the Board of Governors of Dakota Ethanol, L.L.C., on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Patricia M. Logan
NOTARY PUBLIC

My Commission

Expires on 07/17/2004

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Exhibit B

TERM NOTE 3

Note Date. July 29, 2002	$9,623,636.88

Maturity Date:  September 1, 2011

FOR VALUE RECEIVED, DAKOTA ETHANOL, L.L.C., a South Dakota limited liability company (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Nine Million Six Hundred Twenty Three Thousand Six Hundred Thirty-six and eighty-eight hundredths Dollars ($9,623,636.88), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below. Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This promissory note is executed pursuant to a Construction Loan Agreement (“CONSTRUCTION LOAN AGREEMENT”) between BORROWER and BANK dated as of September 25, 2000, as it may have been amended, from time to time. This promissory note is a modification or substitution for the TERM NOTE described therein. All capitalized terms not otherwise defined in this note shall have the meanings provided in the CONSTRUCTION LOAN AGREEMENT.

INTEREST ACCRUAL. Interest on the principal amount outstanding shall accrue at a rate (the “RATE”) fifty (50) basis points above the BASE RATE in effect from time to time until maturity, and three per cent (3%) above the BASE RATE in effect from time to time after maturity, whether by acceleration or otherwise. Provided, however, at no time shall the RATE be less than five (5%) percent per annum. For purposes hereof, BASE RATE shall mean the rate announced by BANK from time to time as its “National Base Rate”.

Each time the BASE RATE shall change, the RATE shall change contemporaneously with such change in the BASE RATE. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

REVOLVING FEATURE. The BORROWER may elect to reborrow, on a revolving basis, any principal amount repaid on this promissory note that was not subject to a fixed rate option exercised by BORROWER, up to Five Million ($5,000,000.00) Dollars. If BORROWER so elects such reborrowing feature, BORROWER will pay BANK an unused commitment fee of three-eighths of one percent (3/8%) assessed quarterly in arrears against the unused portion of the $5,000,000.00 amount. Pursuant to this revolving loan feature the BANK will lend the BORROWER, from time to time until maturity of this note, such sums in integral multiples of $10,000.00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. of such day, but which shall not exceed in the aggregate principal amount at any one time outstanding, $5,000,000.00. The BORROWER may borrow, repay and reborrow hereunder, from the date of this AGREEMENT until the maturity of this note, said amount or any lesser sum which is $10,000.00 or an integral multiple thereof.

If such revolving feature is elected by BORROWER, whenever a scheduled payment is made, whether through normal amortization or annual cash flow recapture, the total outstanding loan balance allowed to exist will be reduced by the amount of the principal payment made. When the total outstanding loan balance allowed to exist becomes less than $5,000,000.00, the amount available to be borrowed under the revolving loan feature will be correspondingly reduced, so that the maximum amount outstanding under this promissory note will decrease according to the amortization schedule applicable if the BORROWER had not elected the revolving feature.

INCENTIVE PRICING. The interest rate applicable to this promissory note is subject to reduction. In the event that BORROWER maintains, as measured quarterly, the following ratios, the interest rates will be reduced accordingly for the subsequent quarter:

If the Ratio of INDEBTEDNESS to NET WORTH is:	Interest rate will be:
Equal to or greater than 1.01:1.00	BASE RATE plus 50 basis points
Greater than .75:1.00, but less than 1.01:1.00	BASE RATE plus 25 basis points
Less than or equal to .75:1.00	BASE RATE plus 0 basis points

REPAYMENT TERMS. BORROWER will pay equal quarterly payments of $329,777.14, representing amortized interest and principal, commencing October 1, 2002, with the principal being amortized over a period of nine years. Such quarterly payments shall remain in said amount without regard to any reduction or variance in interest rate accrual during the term hereof. Any remaining principal balance, plus any accrued but unpaid interest, shall be fully due and payable on September 1, 2011.

FIX RATE OPTION. At any time prior to July 29, 2005, BORROWER may, at its option, fix the interest rate accrual on this promissory note at a rate equal to 250 basis points over a matched source of funds. Unless BANK and BORROWER agree otherwise, the stated matched source of funds is Federal Home Loan Bank of Topeka, Kansas, which publishes its rates daily. In the event BORROWER elects this option, the first prepayment penalty described below shall not apply to this promissory note.

PREPAYMENT. The BORROWER may prepay this promissory note in full or in part at any time. Each prepayment may be applied in inverse order of maturity or as the BANK in its sole discretion may deem appropriate. Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full. A prepayment penalty shall be assessed as follows:  As to any prepayment of the entire note balance made during the first year subsequent to the execution of this note, a fee of 3% of the amount of such payment shall be due and payable. As to any prepayment of the entire balance made during the second year subsequent to the execution of this note, a fee of 2% of the amount of such payment shall be due and payable. As to any prepayment of the entire balance made during the third year subsequent to the execution of tins note, a fee of 1% of the amount of such payment shall be due and payable. Such prepayment penalty shall not be due for prepayments made after July 29, 2005, nor to prepayments of any portion of this note which are subject to a fixed interest rate option as set forth above.

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If BORROWER elects to fix interest rate accrual as set forth above, any prepayment of that portion of the outstanding loan balance held against a matched source of funds will require BORROWER’s payment of a breakage fee to BANK sufficient to make BANK whole for any expenses related to breaking fixed interest rates.

ADDITIONAL TERMS AND CONDITIONS. The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference. The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above. This promissory note shall be governed by the substantive laws of the State of Nebraska.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR. BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

DAKOTA ETHANOL, L.L.C.

By:	/s/ Doug Van Duyn
Doug Van Duyn
Chairman of the Board of Governors

STATE OF SOUTH DAKOTA	)
) ss.
COUNTY OF LAKE	)

                On this 31st day July, 2002, before me, the undersigned, a Notary Public, personally appeared Doug Van Duyn, Chairman of the Board of Governors of Dakota Ethanol, L.L.C., on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

/s/ Patricia M. Logan
NOTARY PUBLIC

My Commission

Expires 07/17/2004

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